United States securities and exchange commission logo





                    August 26, 2020

       Daniel Murdock
       Executive VP, Chief Accounting Officer & Controller
       Comcast Corporation
       One Comcast Center
       Philadelphia, PA 19103-2838

                                                        Re: Comcast Corporation
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed January 30,
2020
                                                            Form 10-Q for the
Quarter Ended March 31, 2020
                                                            Filed April 30,
2020
                                                            File No. 001-32871

       Dear Mr. Murdock:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology